Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Phillips 66 Savings Plan and Phillips 66 U.K. Share Incentive Plan of our reports dated February 21, 2025, with respect to the consolidated financial statements of Phillips 66 and the effectiveness of internal control over financial reporting of Phillips 66 included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
December 18, 2025